Exhibit 1

Luby’s Savings and Investment Plan

Financial Statements
And Supplemental Schedule

December 31, 2005 and 2004

Luby’s Savings and Investment Plan

Independent Auditors’ Report

To the Plan Administrative Committee
Luby’s Savings and Investment Plan
Houston, Texas

We have audited the accompanying statements of net assets available for benefits of Luby’s Savings and Investment Plan as of December 31, 2005 and 2004, and the related statement of changes in net assets available for benefits for the year ended December 31, 2005. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the net assets available for benefits of Luby’s Savings and Investment Plan as of December 31, 2005 and 2004, and the changes in its net assets available for benefits for the year ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The supplemental schedule of Assets Held for Investment Purposes as of December 31, 2005, is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the United States Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, except for the omission of the information discussed in the preceding paragraph, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/Padgett, Stratemann & Co., L.L.P.
Certified Public Accountants
June 5, 2006

Luby’s Savings and Investment Plan

Statements of Net Assets Available for Benefits

December 31, 2005 and 2004

Assets	2005	2004

Investments	$14,974,813	$14,157,158

Net assets available for benefits	$14,974,813	$14,157,158

Notes to financial statements form an integral part of these statements.

Luby’s Savings and Investment Plan

Statements of Changes in Net Assets Available for Benefits

Year Ended December 31, 2005

Additions to net assets attributed to:
Contributions:	$1,168,072
Employee	178,735
Employer

Total Contributions	1,346,807

Investment income:
Net appreciation in fair value of investments	1,781,297
Dividends and interest	36,278

Total investment income	1,817,575

Total additions	3,164,382

Deductions from net assets attributed to:
Benefits paid to participants	(2,335,047)
Administrative expenses	(11,680)

Total deductions	(2,346,727)

Net increase	817,655

Net assets available for benefits at beginning of year	14,157,158

Net assets available for benefits at end of year	$14,974,813

Notes to financial statements form an integral part of these statements.

Luby’s Savings and Investment Plan

Notes to the Financial Statements

1. Description of Plan

The following brief description of Luby’s Savings and Investment Plan (the “Plan”) provides for only general information. Participants should refer to the Plan agreement for a more complete description of the Plan’s provisions.

General

The Plan is a defined contribution plan which covers all employees of Luby’s, Inc. (the “Company”) and Luby’s Restaurants Limited Partnership who have completed 1 year (at least 1,000 hours) of service (90 days beginning October 1, 2005) and are age 21 or older. It is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

Contributions

Each year participants may elect to contribute an amount not less than 1% and not more than 15% of pretax annual compensation as defined by the Plan. Participants who have attained age 50 before the end of the Plan year are eligible to make catch-up contributions. Participants may also contribute amounts representing distributions from other qualified defined benefit or defined contribution plans. Participants direct the investment of their contributions into various investment options offered by the Plan. The Plan currently offers five collective funds, four mutual funds, and one common stock fund. The Company matches 25% of the first 4% of base compensation that a participant contributes to the Plan. Additional discretionary amounts may be contributed at the option of the Company’s Board of Directors. Contributions are subject to certain limitations.

Participant Accounts

Each participant’s account is credited with the participant’s contribution and allocations of the Company’s contributions and Plan earnings, and charged with an allocation of administrative expenses. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Luby’s Savings and Investment Plan

Notes to the Financial Statements

1. Description of Plan (continued)

Vesting

Participants are vested immediately in their contributions and actual earnings thereon. Vesting in Company’s contributions portion of their accounts is based on years of continuous service. A participant is 100% vested after five years of credited service.

Participant Loans

Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum equal to the lesser of $50,000, or 50% of their account balance. Loans are reduced by the highest amount of any loan outstanding within the previous 12 months. Loan terms range up to 5 years for general purpose loans or up to 15 years for the purchase of a primary residence. The loans are secured by the balance in the participant’s account and bear interest at a rate commensurate with prevailing rates as determined quarterly by the Plan administrator. At loan origination, interest rates are set at prime plus 1%. Principal and interest are paid through monthly payroll deductions.

Payment of Benefits

Upon termination of service, a participant may elect to receive a lump-sum distribution equal to the value of the participant’s vested interest in his or her account. Any balance under $5,000 is automatically paid out as soon as administratively possible.

Forfeited Accounts

At December 31, 2005 and 2004, forfeited nonvested accounts totaled $20,395 and $16,537, respectively. These accounts are used to reduce employer contributions and pay the expenses of the Plan. During 2005, $3,954 of plan expenses were paid with forfeited nonvested accounts.

Expenses of the Plan

The Plan’s administrative expenses are paid by either the Plan or the Company as provided by the Plan document.

Luby’s Savings and Investment Plan

Notes to the Financial Statements

2. Summary of Significant Accounting Policies

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

Basis of Accounting

The financial statements of the Plan are prepared under the accrual method of accounting.

Investment Valuation and Income Recognition

Shares of registered investment companies (mutual funds) are reported at fair value based on the quoted market price of the fund which represents the net asset value of the shares held by the fund at year-end. Collective funds are stated at fair value as determined by the issuer based on the fair value of the underlying investments. Participant loans and money market funds are valued at their outstanding balances, which approximate fair value. Changes in fair market value and gains and losses on the sale of investment securities are reflected in the statement of changes in net assets available for benefits as net appreciation in fair value of investments.

Purchases and sales of securities are recorded on a trade-date basis. Dividends are recorded on the ex-dividend date.

Payment of Benefits

Benefits are recorded when paid.

Luby’s Savings and Investment Plan

Notes to the Financial Statements

3. Investments

Individual investments that represent 5% or more of the Plan’s net assets available for benefits as of December 31, 2005 and 2004 are separately identified below:

	December 31,
Description of Investment	2005	2004

Columbia Acorn Fund - A	$1,692,943	$—
American Funds EuroPacific Fund	1,211,811	1,126,495
AIM Opportunities I Fund	——	1,571,665
AIM S&P 500 Index Investors Fund	1,683,482	1,723,737
American Funds American Balanced Fund	3,460,106	3,622,913
INVESCO Stable Value Fund	2,407,938	2,357,050
Luby’s, Inc. Pooled Stock Fund	2,412,294	1,542,316
Participant loans	788,657	723,424
Other investments	1,317,582	1,489,558

	$14,974,813	$14,157,158

During 2005, the Plan’s investments appreciated in fair value by $1,781,297 as follows:

Collective investment trusts and mutual funds	$911,192
Common Stock	870,105
$1,781,297

4. Related-Party Transactions

Certain Plan investments are shares of mutual funds managed by American Funds. American Funds is the custodian as defined by the Plan and, therefore, these transactions qualify as party-in-interest transactions. Administrative expenses paid by the Plan amounted to $11,680 for the year ended December 31, 2005.

Luby’s Savings and Investment Plan

Notes to the Financial Statements

5. Plan Termination

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100% vested in their accounts.

6. Tax Status

The Internal Revenue Service has determined and informed the Company, by a letter dated September 17, 2002, that the Plan is designed in accordance with applicable sections of the Internal Revenue Code (the “IRC”). Although the Plan has been amended since receiving the determination letter, the Plan administrator and the Plan’s tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC.

7. Risks and Uncertainties

The Plan invests in various investment instruments. Investment securities are exposed to various risks, such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statements of net assets available for benefits.

Supplemental Schedule

Luby’s Savings and Investment Plan

Schedule H, Part IV(i) - Schedule of Assets Held for Investment Purposes

EIN: 74-1335253

Plan No.: 003

December 31, 2005

(a)	(b)	( c)	(d)	(e)

	Identity of Issuer, Borrower, Lessor, or Similar Party	Description of Investment Including Maturity Date, Rate of Interest, Collateral, Par or Maturity Date		Current Value

	Columbia	Acorn Fund - A		$1,692,943
		(61,405.00 shares)

	American Funds*	EuroPacific Fund		1,211,811
		(29,995.00 shares)

	AIM	S&P 500 Index Investors Fund		1,683,482
		(128,510.00 shares)

	American Funds*	American Balanced Fund		3,460,106
		(194,826.00 shares)

	INVESCO	Stable Value Fund		2,407,938
		(2,407,938.00 shares)

	Luby’s, Inc. Pooled	Common stock		2,412,294
	Stock Fund*	(181,375.00 shares)

	American Funds*	Growth Fund		579,282
		(19,130.00 shares)

*Denotes party-in-interest

Luby’s Savings and Investment Plan

Schedule H, Part IV(i) - Schedule of Assets Held for Investment Purposes

EIN: 74-1335253

Plan No.: 003

December 31, 2005

(Continued)

(a)	(b)	( c)	(d)	(e)

	Identity of Issuer, Borrower, Lessor, or Similar Party	Description of Investment Including Maturity Date, Rate of Interest, Collateral, Par or Maturity Date		Current Value

	American Funds*	Bond Fund		$305,747
		(23,128.00 shares)

	American Funds*	Washington Mutual		208,292
		(6,802.00 shares)

	American Funds*	Small Cap World Fund		203,856
		(5,888.00 shares)

	Employer Stock	Awaiting Purchase Fund		10
		(0.01 shares)

	Participant loans*	Varying maturity dates and interest rates ranging from 5.75% to 9.00% during 2005		788,667

*Denotes party-in-interest